                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 12.1

                   GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                (Unaudited)
                                                                             Nine Months Ended
                                                                      --------------------------------
                                                                      November 22,        November 23,
                                                                          2003                2002
                                                                      -----------         -----------
                                                                   (Dollars in thousands, except ratios)
Earnings:

   Income before income taxes                                         $   214,871         $   161,419
   Add:
      Interest on indebtedness                                              6,997               8,371
      Equity income, net of distributions                                    (263)                559
      Minority interests                                                    3,540               1,548
      Portion of rents representative of the interest factor                4,833               4,833
      Amortization of capitalized interest                                    540                 925
                                                                      -----------         -----------
         Adjusted earnings                                            $   230,518         $   177,655
                                                                      ===========         ===========

FIXED CHARGES:
      Interest on indebtedness                                              6,997               8,371
      Portion of rents representative of the interest factor                4,833               4,833
      Capitalized interest                                                  1,376                  21
                                                                      -----------         -----------
         Total fixed charges                                          $    13,206         $    13,225
                                                                      ===========         ===========

           Ratio of earnings to fixed charges                               17.46               13.43
                                                                      ===========         ===========